Exhibit (d)(26)

INVESTMENT SUB-ADVISORY AGREEMENT

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

This Agreement, entered into as of May 1, 2020 (the “Effective Date”), is by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as “TAM”) and Morgan Stanley Investment Management Inc., (referred to herein as the “Sub-adviser”).

TAM is the investment adviser to Transamerica Cayman Morgan Stanley Global Allocation VP, Ltd. (the “Fund”). The sole shareholder of the Fund is Transamerica Morgan Stanley Global Allocation VP (the “Sole Shareholder”), a series of Transamerica Series Trust (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). The Fund’s principal purpose is to provide the Sole Shareholder with exposure to the returns of commodities markets within the limitations of the federal tax requirements that apply to the Sole Shareholder. The Fund (unlike the Sole Shareholder) may invest without limitation in commodities, commodity index-linked securities and other commodity-linked securities and derivative instruments. However, the Fund otherwise is subject to the Sole Shareholder’s investment restrictions and other policies. TAM wishes to engage the Sub-adviser to provide certain investment advisory services to the Fund. The Sub-adviser desires to furnish services for the Fund and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1.    Appointment. In accordance with the Investment Advisory Agreement between the Fund and TAM (the “Advisory Agreement”), TAM hereby appoints the Sub-adviser to act as sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.    Sub-advisory Services. In its capacity as sub-adviser to the Fund, the Sub-adviser shall have the following responsibilities:

(a)

Subject to the supervision of the Fund’s Board of Directors (the “Board”) and TAM, the Sub-adviser shall regularly provide the Fund with respect to such portion of the Fund’s assets as shall be allocated to the Sub-adviser by TAM from time to time (the “Allocated Assets”) with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Sole Shareholder’s current Prospectus and Statement of Additional Information. The Sub-adviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the negotiation and execution of investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties, on the Fund’s behalf as the Sub-adviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Sub-adviser provides TAM prompt notice of any new investment agreements and any material amendments to existing investment agreements and the opportunity for legal review unless otherwise waived by TAM), all subject to the provisions of the Fund’s Memorandum and Articles of Association (the “Articles”), and any applicable Cayman Islands and U.S. federal and state law, as well as the investment objectives, policies and restrictions of the Fund and, to the extent applicable, the Sole Shareholder, any written instructions and directions of the Board or TAM provided to the Sub-adviser from time to time, and any other specific policies adopted by the Board and disclosed in writing to the Sub-adviser. Sub-adviser is fully protected in relying on the most recent version of such documents, policies or procedures delivered by TAM and is not responsible for any changes in such documents, policies or procedures until such changes are delivered in writing to Sub-adviser. The Sub-adviser’s responsibility for providing investment research, advice, management and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Sub-adviser is prohibited from directly or indirectly consulting with any other sub-adviser for a portion of the Fund’s assets concerning Fund transactions in securities or other assets. The Sub-adviser is authorized to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund; provided however that any instructions related to payments of cash for the account of the Fund shall be exclusively for the purposes of carrying out investment decisions contemplated under this Agreement,. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(b)

The Sub-adviser will place orders pursuant to its investment determinations for the Fund with respect to the Allocated Assets either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Sub-adviser or its affiliates exercise investment discretion. The Sub-adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein. In the event that such policies are adopted, TAM agrees to immediately notify the Sub-adviser in writing.

(c)

The Fund hereby authorizes any entity or person associated with the Sub-adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-adviser agrees that it will not deal with itself, or with Directors of the Fund or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Sub-adviser or its affiliates is participating, or arrange for purchases and sales of any of the Allocated Assets between the Fund and another account advised by the Sub-adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Articles and the Sole Shareholder’s then-current Prospectus and Statement of Additional Information relative to the Sub-adviser and its directors and officers as delivered to the Sub-adviser

(d)

Unless TAM advises the Sub-adviser in writing that the right to vote proxies has been expressly reserved to TAM or the Fund or otherwise delegated to another party, the Sub-adviser shall exercise voting rights (or withhold therewith) incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-adviser’s proxy voting policies and procedures without consultation with TAM or the Fund so long as the Sub-adviser receives the proxy materials from the Fund’s custodian. The Sub-adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM.

(e)

The Sub-adviser will monitor the security valuations of the allocated assets. If the Sub-adviser believes that an asset needs to be fair valued then it will notify the TAM promptly. In addition, the Sub-adviser will be available to discuss valuations with the Trust’s Valuation Committee at their request. As it relates to any illiquid securities held by the Fund that are transitioned to the Sub-adviser as of May 1, 2020, the Sub-adviser (i) makes no representation as to such securities’ compliance with this Agreement, applicable laws or regulations, or otherwise; and (ii) will rely solely on the information provided by TAM in order to value the illiquid securities and will not have any liability related to the reliance of such information. For such securities for which adequate information is not available to provide an estimate of fair value, the Sub-adviser will use the pricing information obtained from TAM and carry it forward until such time as adequate information becomes available.

3.    Activities of the Sub-adviser. The services of the Sub-adviser hereunder are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired. .

4.    Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM or the Sub-adviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)

The Fund shall pay its allocable share of (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities, including for the Allocated Assets; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to the registration and qualification of the Fund under applicable law; (v) custodian and transfer agent fees; (vi) legal and accounting expenses allocable to the Fund, including costs for local representation in the Fund’s jurisdiction of organization; (vii) all Cayman Islands and U.S. federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (viii) cost of certificates, if any, and delivery to purchasers; (ix) expenses of preparing and filing reports with Cayman Islands and U.S. federal and state regulatory authorities; (x) expenses of shareholder meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Fund and TAM); (xi) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xii) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (xiii) expenses of preparing reports and statements to shareholders; and (xiv) any extraordinary expenses incurred by the Fund.

(b)	TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Sub-adviser pursuant to this Agreement.

(c)

The Sub-adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement other than as described above. The Sub-adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Directors or officers of the Fund, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Directors and officers.

5.    Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)

TAM shall cause the Sub-adviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. TAM shall furnish the Sub-adviser with such other documents and information with regard to the Fund’s affairs as the Sub-adviser may from time to time reasonably request.

(b)

The Sub-adviser, at its expense, shall supply the Board, the officers of the Fund and TAM with all information and reports reasonably required by them and reasonably available to the Sub-adviser relating to the services provided by the Sub-adviser hereunder, including such information the Sole Shareholder’s Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

6.    Compensation of the Sub-Adviser. The Sub-adviser shall not receive compensation from the Fund. Compensation for the services provided and the expenses assumed by the Sub-adviser hereunder shall be paid as a portion of the sub-advisory fee paid to the Sub-adviser for services rendered to the Sole Shareholder and in accordance with the investment advisory agreement entered into between TAM and the Sub-adviser dated May 1, 2002, as amended.

7.    Compensation of Trustees, Officers and Employees. No Director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of the Sub-adviser or any affiliated company of the Sub-adviser, except as the Board may decide. This paragraph shall not apply to Directors, executive committee members, consultants and other persons who are not regular members of the Sub-adviser’s or any affiliated company’s staff.

8.    Term. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date. Thereafter, for so long as the Sole Shareholder is the sole shareholder of the Fund, this Agreement shall continue in effect, if not terminated, so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust, on behalf of the Sole Shareholder, or (ii) by a vote of a majority of the outstanding voting securities of the Sole Shareholder, provided that in either event the continuance is also approved by a majority of the Trustees of the Trust who are not interested persons of the Trust or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

9.    Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or, for so long as the Sole Shareholder is the sole shareholder of the Fund, by the Trust, on behalf of the Sole Shareholder, or by vote of a majority of the outstanding voting securities of the Sole Shareholder. This Agreement may also be terminated by TAM upon 60 days’ written notice to the Sub-adviser, without the payment of any penalty. The Sub-adviser may terminate the Agreement only upon giving 60 days’ advance written notice to TAM and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Sub-adviser and shall not be assignable by TAM without the consent of the Sub-adviser.

10.    Use of Name. It is understood and hereby agreed that “Morgan Stanley” and any derivative or logos or trademark or service mark or trade name are the valuable property of the Sub-adviser and its affiliates for copyright and other purposes and may not be used by TAM without Sub-adviser’s prior written agreement. If this Agreement is terminated with respect to the Fund and the Sub-adviser no longer serves as sub-adviser to the Fund, the Sub-adviser reserves the right to withdraw from the Fund the right to the use of its name with respect to that Fund or any name misleadingly implying a continuing relationship between the Fund and the Sub-adviser or any of its affiliates.

11.    Liability of the Sub-adviser. The Sub-adviser may rely on information reasonably believed by it to be accurate and reliable. The Sub-adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Sub-adviser against any liability to TAM or the Fund to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 11, the term the “Sub-adviser” shall include any affiliates of the Sub-adviser performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub-adviser and such affiliates.

12.    Commodity Interest Trading Representations.

(a)    In respect of the Fund, TAM is registered as a commodity pool operator with the U.S. Commodity Futures Trading Commission (“CFTC”). TAM represents that it (a) has reviewed and is familiar with the registration requirements of the Commodity Exchange Act pertinent to commodity pool operators and commodity trading advisors, and the membership requirements of the National Futures Association (“NFA”), (b) has determined that it is in compliance with such requirements, (c) will at all times comply with such requirements and has provided the Sub-adviser with evidence of its registration, exemption or exclusion status, such as a screenshot depicting TAM’s registration with respect to the Fund on the BASIC system on www.nfa.futures.org, and (d) will notify the Sub-adviser immediately of any change in TAM’s registration. The Fund is a “qualified eligible person” within the meaning of Rule 4.7 under the U.S. Commodity Exchange Act, as amended. The Fund consents to the Fund being treated as an exempt account under CFTC Rule 4.7.

(b)    The Sub-adviser is registered with the CFTC as a CTA and is a member of the NFA in such capacity. The Sub-adviser represents that it (a) has reviewed and is familiar with the registration requirements of the Commodity Exchange Act pertinent to commodity pool operators and commodity trading advisors, and the membership requirements of the National Futures Association (“NFA”), (b) has determined that it is in compliance with such requirements, (c) will at all times comply with such requirements and has provided TAM with evidence of its registration, exemption or exclusion status, such as a screenshot depicting the Sub-adviser’s registration with respect to the Fund on the BASIC system on www.nfa.futures.org, and (d) will notify TAM immediately of any change in Sub-adviser’s registration.

13.    Meanings of Certain Terms. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Sole Shareholder’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

14.    Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved by the Board of Trustees of the Trust.

15.    Books and Records. The Sub-adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Sub-adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

16.    Independent Contractor. In the performance of its duties hereunder, the Sub-adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or TAM in any way or otherwise be deemed to be an agent of the Fund or TAM.

17.    Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

18.    Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.

19.    Interpretation. Nothing contained herein shall be deemed to require the Trust to take any action contrary to its Governing Documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

20.    Confidential Treatment. All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except (a) to the extent that the non-disclosing party gives prior consent; (b) as required by law, regulation, regulatory authority, court order or at the request of a federal or state regulator (including to affiliated entities of the Sub-adviser to the extent necessary for legal or regulatory compliance and accounting or risk management on a subsidiary or total enterprise level); (c) to the extent that disclosure to a counterparty to a transaction effected for the Fund is required as a condition to such transaction; (d) to the Sub-adviser’s affiliates and service providers to the extent necessary to perform investment management and administrative functions required by the terms of this Agreement; (e) to the extent that the information now is or hereafter comes into the public domain without fault on the part of the disclosing party; or (f) to the extent that the information is required by the Sub-adviser’s external auditors and legal advisors. It is understood that any information or recommendation supplied by, or produced by, Sub-adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by TAM and the Trust. Without limiting the foregoing, TAM and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees.

PURSUANT TO AN EXEMPTION FROM THE CFTC IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS FUND DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN FILED WITH, THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF THE COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS FUND DOCUMENT.

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The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

MORGAN STANLEY INVESTMENT MANAGEMENT INC.]

By:	/s/ John Hagarty
Name:	John Hagarty
Title:	Managing Director